Exhibit 10.26

October 15, 2021

VIA EMAIL

Thomas J. Farrell

Founder & Chief Strategy Officer

Re: Separation Agreement

Dear Tom:

This letter sets forth the substance of our agreement (the “Agreement”) regarding your transition and separation from Artiva Biotherapeutics, Inc. (the “Company”). This Agreement will become effective only upon the Effective Date specified in Section 9 below.

1.    Separation. Your employment from any and all employment and officer positions you hold or have held with the Company shall cease effective October 15, 2021 (the “Separation Date”), which will be your last day of employment with the Company.

2.    Accrued Wages and Vacation. On the Separation Date, the Company will pay you all accrued wages, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.    Severance Benefits. If you: (i) timely sign and return this Agreement to the Company on or within twenty-one (21) days after the Separation Date; (ii) allow the releases contained herein to become effective; (iii) remain available after your Separation Date to answer any questions from the Company regarding your previous job duties; and (iv) comply with all of your legal and contractual obligations to the Company, then in full satisfaction of your Employment Agreement dated March 1, 2019 (as amended on June 17. 2020 and December 18, 2020 (the “Employment Agreement”), the Company will provide you with the following severance benefits (the “Severance Benefits”):

a.     Severance Payment. The Company will pay you, as severance, a lump sum amount equal to eighteen (18) months of your current base salary (the “Salary Severance Payment”). The Salary Severance Payment will be paid to you on the Company’s first regularly scheduled payroll date after the Effective Date. You also will receive a prorated amount of your target Annual Performance Bonus for 2021, subject to standard payroll deductions and withholdings (the “Severance Bonus”). The Severance Bonus will be paid in a lump sum, less applicable payroll withholdings and deductions, on the later of (x) the same schedule as Annual Bonuses are paid to the Company’s other executive officers and (y) on the first regularly scheduled payroll date after the Effective Date.

b.     Equity Acceleration and Extension of Exercise Period. You were granted options to purchase an aggregate of 545,000 shares of the Company’s common stock (the “Options”) under the Company’s 2020 Equity Incentive Plan (the “Plan”). As an additional benefit, the Company will accelerate the vesting on 100% of your outstanding Options that are subject to time-based vesting requirements that are unvested as of the Separation Date, such that those shares will be deemed fully vested and exercisable in accordance with their terms as of the Separation Date. In addition, the exercise period applicable to 375,000 of the Options ( the “375,000 Options“) shall be extended so that you have eighteen (18) months after the Separation Date to exercise the 375,000 Options (including, for avoidance of doubt, any portion of such 375,000 Options that became vested as a result of the foregoing accelerated vesting benefit) (the “Extended Exercise Period”), subject to the terms of the Plan. Except for the foregoing accelerated vesting and Extended Exercise Period benefits, all existing terms and conditions applicable to the Options shall remain in full force and effect (including the ability to early exercise 85,000 of the Options as previously approved by the Board). The Extended Exercise Period benefit may convert the 375,000 Options that were previously incentive stock options into non-statutory stock options. Pursuant to tax rules, any Equity Awards that you hold which are “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, shall cease to qualify as “incentive stock options” on the date three (3) months following your Separation Date. You are advised by the Company to seek independent legal advice with respect to tax and securities law issues regarding your Options.

c.     Health Insurance; COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect continued coverage under COBRA, the Company will pay for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the last day of the eighteenth (18th) month following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this Section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.

4.    No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not earn by the Separation, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

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5.    Expense Reimbursements. You agree that, no later than thirty (30) days following the Separation Date, you will submit your final documented employee expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. All claims for reimbursement shall be submitted by documented business expense report upon Company-approved forms and shall include receipts. The Company will reimburse you for these expenses pursuant to its regular business practice.

6.    Return of Company Property. You agree that on the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”); provided, however, that the foregoing shall not apply to information and documentation you received solely in your capacity as a member of the Board, or as a stockholder, option holder or restricted stock unit holder of the Company. You agree to perform a good faith search to ensure that you are no longer in possession or control of any Company Property after the Separation Date. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.

7.    Release of Claims.

a.     General Release. In exchange for the consideration provided to you under this Agreement, you hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

b.     Scope of Release. The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with the Company or service on the Board or the termination of that employment or service; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (“ADEA”).

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c.     Excluded Claims and Protected Rights. The claims described above that you are releasing do not include: (1) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter or bylaws of the Company, or under applicable law; (2) any rights which cannot be waived as a matter of law; or (3) any claims arising from breach of this Agreement. Nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). You understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. You represent and warrant that you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

8.    Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

9.    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days after the date of your receipt of this Agreement to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to me); and (e) this Agreement will not be effective until the eighth (8th) day after you sign this Agreement, provided the revocation period has expired without your having revoked (the “Effective Date”), and you will not receive the benefits specified by this Agreement unless and until it becomes effective.

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10.    Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your signed Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit A and which is incorporated herein by reference, and agree to abide by those continuing obligations.

11.    Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

12.    Miscellaneous. This Agreement, together with the continuing obligations under the Employment Agreement and documents referenced herein, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and an authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

Signature Page Follows.

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If this Agreement is acceptable to you, please sign below and return one original to me.

I wish you all the best in your future endeavors.

Sincerely,

Artiva Biotherapeutics, Inc.

By:	/s/ Fred Aslan
Name:	Fred Aslan
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Thomas J. Farrell
Thomas J. Farrell
Founder & Chief Strategy Officer

Date: October 15, 2021

Signature page to Separation Agreement.

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